Exhibit 99.1

ESSA Pharma Provides Corporate Update and Reports Financial Results for Fiscal Fourth Quarter and Year Ended September 30, 2024

Company has initiated a process to explore and review strategic options focused on maximizing shareholder value

SOUTH SAN FRANCISCO, California and VANCOUVER, Canada, Dec. 17, 2024 - ESSA Pharma Inc. (“ESSA,” or the “Company”) (NASDAQ: EPIX), a clinical-stage pharmaceutical company that, prior to the discontinuation of its clinical trials and preclinical and other development programs, has been focused on developing novel therapies for the treatment of prostate cancer, today provided a corporate update and reported financial results for the fourth quarter and fiscal year ended September 30, 2024.

“We recently made the difficult decision to terminate the clinical development of masofaniten, and withdraw the related IND and CTAs, based on an interim analysis of the data from the Phase 2 combination study, concluding that masofaniten combined with enzalutamide was unlikely to meet its primary endpoint,” said David Parkinson, MD, President and CEO of ESSA. “We are currently evaluating and reviewing our strategic options focused on maximizing shareholder value and look forward to providing further updates in the near future.”

Fourth Quarter Fiscal 2024 and Recent Updates

•	In October 2024, ESSA made the decision to terminate all clinical trials evaluating masofaniten and to withdraw the related IND and CTAs. The decision was based on the outcome of a futility analysis conducted as part of a protocol-specified interim review of the Phase 2 clinical trial evaluating masofaniten combined with enzalutamide versus enzalutamide monotherapy in patients with metastatic castration-resistant prostate cancer (“mCRPC”) naïve to second-generation antiandrogens.
•	The interim analysis, which reviewed the Phase 2 safety, PK and efficacy data, showed that the study enzalutamide monotherapy control arm (which is the standard of care for this patient population) had a much higher rate of PSA90 response than was expected based upon historical data. In addition, there was no clear efficacy benefit seen with the combination of masofaniten plus enzalutamide compared to enzalutamide single agent. A futility analysis determined a low likelihood of meeting the prespecified primary endpoint of the study. It was therefore concluded that the study was unlikely to achieve its primary endpoint.
•	The combination of masofaniten plus enzalutamide was well-tolerated with no new safety signals and a safety profile similar to that seen in Phase 1 monotherapy and combination studies.
•	ESSA has initiated a comprehensive process to explore and review a range of strategic options focused on maximizing shareholder value, which may include, but are not limited to a merger, amalgamation, take-over, business combination, asset sale or acquisition, shareholder distribution, wind-up, liquidation and dissolution, seek new products for development, or other strategic direction. The process is expected to involve headcount and other cost reductions.

•	On December 12, 2024, ESSA provided a notice of termination of the License Agreement to the Licensors, notifying the Licensors that it terminated the License Agreement in accordance with its terms, effective as of December 12, 2024.

Summary Financial Results

(Amounts expressed in U.S. dollars)

•	Net Loss. ESSA recorded a net loss of $28.5 million for the year ended September 30, 2024 compared to a net loss of $26.6 million for the year ended September 30, 2023. For the year ended September 30, 2024, this included non-cash share-based payments of $6.5 million compared to $5.3 million for the prior year, recognized for stock options granted and vesting. Net loss for the fourth quarter ended September 30, 2024 was $6.4 million compared to a net loss of $5.5 million for the fourth quarter ended September 30, 2023.
•	Research and Development (“R&D”) expenditures. R&D expenditures for the year ended September 30, 2024 were $21.2 million compared to $21.3 million for the year ended September 30, 2023, and include non-cash costs related to share-based payments ($1.8 million for the year ended 2024 compared to $2.7 million for the year ended 2023). R&D expenditures for the fourth quarter ended September 30, 2024 were $4.2 million compared to $5.2 million for the fourth quarter ended September 30, 2023 due to lower expenditures on preclinical and manufacturing.
•	General and Administration (“G&A”) expenditures. G&A expenditures for the year ended September 30, 2024 were $13.2 million compared to $10.8 million for the year ended September 30, 2023, and include non-cash costs related to share-based payments of $4.7 million for the year ended 2024 compared to $2.6 million for the year ended 2023. G&A expenditures for the fourth quarter ended September 30, 2024 were $3.5 million compared to $1.9 million for the fourth quarter ended September 30, 2023. The increase for the fourth quarter was primarily due to increased share-based payments and higher salary figures.

Liquidity and Outstanding Share Capital

•	As of September 30, 2024, the Company had available cash reserves and short-term investments of $126.8 million and net working capital of $124.3 million. The Company has no long-term debt facilities.
•	As of September 30, 2024, the Company had 44,388,550 common shares issued and outstanding, and there were 2,920,000 common shares issuable upon the exercise of prefunded warrants at an exercise price of $0.0001.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company that was previously focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Forward-looking statements include, but are not limited to, statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the termination of the Company's clinical studies of masofaniten, the Company's financial resources, the evaluation of the Company's strategic alternatives, the primary and PSA-related endpoints of the Phase 2 study and other statements surrounding the Company's evaluation of masofaniten.

Forward-looking statements are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA's actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA's current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA's financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; (iv) that one or more strategic options may be available to the Company at reasonably acceptable terms; and (v) general business, market and economic conditions.

Forward-looking statements are developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA's Annual Report on Form 10-K dated December [10], 2024, under the heading "Risk Factors", a copy of which is available on ESSA's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca, and as otherwise disclosed from time to time on ESSA's EDGAR and SEDAR+ profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

Contacts

ESSA Pharma Inc.

David Wood, Chief Financial Officer

778.331.0962

dwood@essapharma.com

Investors and Media

Argot Partners

212.600.1902

essa@argotpartners.com

ESSA PHARMA INC.

CONSOLIDATED BALANCE SHEETS

Amounts in thousands of United States dollars

	September 30, 2024	September 30, 2023

Cash	$103,710	$33,702
Prepaids and other assets	24,402	115,420

Total assets	$128,112	$149,122

Current liabilities	3,301	3,495
Long-term lease liability	205	—
Shareholders' deficiency	124,606	145,627

Total liabilities and shareholders' equity	$128,112	$149,122

ESSA PHARMA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Amounts in thousands of United States dollars, except share and per share data

	Three months ended September 30, 2024	Three months ended September 30, 2023	Year ended September 30, 2024	Year ended September 30, 2023

OPERATING EXPENSES
Research and development	$4,188	$5,226	$21,207	$21,323
Financing costs	—	1	—	7
General and administration	3,507	1,922	13,214	10,812

Total operating expenses	(7,695)	(7,149)	(34,421)	(32,142)

Interest and other items	1,339	1,668	5,878	5,560

Net loss before taxes	(6,356)	(5,481)	(28,543)	(26,582)
Income tax expense (recovery)	—	—	—	(2)

Net loss for the period	$(6,356)	$(5,483)	$(28,543)	$(26,584)

OTHER COMPREHENSIVE LOSS

Unrealized gain (loss) on short-term investments	37	2	57	15

Loss and comprehensive loss for the period	$(6,319)	$(5,479)	$(28,486)	$(26,569)

Basic and diluted loss per common share	$(0.14)	$(0.12)	$(0.64)	$(0.60)

Weighted average number of common shares outstanding	44,366,126	44,092,374	44,277,050	44,089,557